PRESS RELEASE


FOR IMMEDIATE RELEASE

DATE:      February 26, 2004
COMPANY:   Central Federal Corporation
           2841 Riviera Drive
           Suite 300
           Akron, Ohio 44333

CONTACT:   David C. Vernon
           Chairman, President and CEO

PHONE:     330.666.7979              FAX: 330.666.7959

Akron, Ohio - February 26, 2004 - Central Federal Corporation (Nasdaq: GCFC) announced a net loss for the fourth quarter of 2003 of ($1.3) million, or ($.62) per diluted share and a net loss for the year ended December 31, 2003 of ($2.4) million, or ($1.28) per diluted share. These amounts compare to net income of $216,000, or $.14 per diluted share for the fourth quarter of 2002 and $674,000, or $.43 per diluted share for the year ended December 31, 2002.

The Company implemented significant changes in 2003 to utilize its strong capital position to take advantage of opportunities for expansion into business financial services and position itself for growth in the Fairlawn and Columbus, Ohio markets. The Company completed a private placement transaction which further strengthened its capital position and provided additional funds for growth. The management team was expanded and strengthened. Offices were opened in Fairlawn and Columbus, Ohio. The Company restructured its borrowings to reduce funding costs and restructured employee benefit plans to reduce future expenses. The data processing system was upgraded and the Company's subsidiary Bank started originating commercial loans.

"2003 was a year of restructuring and significant positive change for Central Federal. Restructuring was necessary as we began implementation of our strategic plan to expand into business financial services and position ourselves for growth and increased profitability. We now have a solid foundation on which to build as we continue the



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execution of our strategic plan," said David C. Vernon, Chairman, President and
Chief Executive Officer.

The loss for the fourth quarter was primarily due to a $1.3 million pre-tax prepayment penalty incurred in the repayment of long-term, fixed-rate Federal Home Loan Bank advances. In addition to this prepayment penalty, the loss for the year was also due to reduced net interest margin resulting from sale of current loan production and shortening of securities maturities, and increased noninterest expense associated with Management's strategy to expand into business financial services by opening offices in the Fairlawn and Columbus, Ohio markets, costs associated with additions to the management team and staff, restructuring of employee benefit plans and payments on agreements with former executives.

Total assets declined 3% during 2003 and totaled $107.0 million at December 31, 2003 compared to $110.6 million at December 31, 2002. The decline was primarily due to repayment of $11.4 million in long-term, fixed-rate Federal Home Loan Bank advances and repayment of the remaining $4.9 million balance of a loan which had been obtained to fund payment of a return of capital dividend declared in 2000. These were partially offset by proceeds from $7.5 million in short-term Federal Home Loan Bank advances and $5.2 million in proceeds from the issuance of trust preferred obligations.

Loans declined 7% during 2003 and totaled $58.0 million at December 31, 2003 compared to $62.6 million at December 31, 2002. The decline was primarily a result of Management's strategy to sell current mortgage production in the existing low rate environment rather than retain these long-term fixed-rate loans, offset by growth in the commercial loan portfolio. Residential mortgage loan balances declined 26% during the year and totaled $36.1 million at December 31, 2003, compared to $48.6 million at December 31, 2002. Commercial loan balances increased $8.9 million and totaled $9.2 million at December 31, 2003 compared to $261,000 at December 31, 2002.

Deposits decreased 2% during the year and totaled $73.4 million at December 31, 2003 compared to $74.7 million at December 31, 2002. The decline was due to a $4.0 million decline in certificate accounts and a $1.2 million decline in money market accounts partially offset by $3.6 million growth in checking accounts, primarily commercial checking accounts, and $327,000 growth in savings accounts.


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Total shareholders' equity increased 13% during the year and totaled $19.9 million at December 31, 2003 compared to $17.6 million at December 31, 2002. The increase in shareholders' equity was primarily due to the completion of a private placement of 312,649 shares of the Company's common stock which generated an additional $3.1 million in capital.

Net interest income decreased $1.7 million to $1.9 million in 2003, compared to $3.6 million in 2002 primarily due to the $1.3 million prepayment penalty discussed above, shortened securities maturities with resultant lower yields, and the sale of current fixed-rate loan production. Net interest margin declined from 3.56% in 2002 to 3.28% in 2003 and was 2.63% for the fourth quarter of 2003.

Noninterest income increased $315,000 to $930,000 in 2003, compared to $615,000 in 2002 primarily due to increased gains on sales of loans, service charges and earnings on bank owned life insurance.

Noninterest expense increased $2.9 million to $6.1 million in 2003, compared to $3.2 million in 2002. The increase was primarily due to higher salaries and employee benefits, higher occupancy expense, professional fees and data processing expenses associated with new additions to the management team, staff and benefits restructuring, expansion to new locations in Fairlawn and Columbus and conversion of the data processing system in 2003.


ABOUT CENTRAL FEDERAL BANK AND CENTRAL FEDERAL CORPORATION

Central Federal Bank is a community-oriented financial institution organized in 1892. It operates two offices in Columbiana County, Ohio, one in Columbus, Ohio, and a temporary office in Fairlawn, Ohio. The Bank plans to occupy a new office building now under construction at the corner of Smith and Ghent Roads in Fairlawn, Ohio. The office is scheduled to open in the first quarter of 2004. Central Federal Corporation (NASDAQ: GCFC) is the holding company of Central Federal Bank and was organized as a Delaware corporation in September 1998 in connection with the Bank's conversion from a mutual to stock organization, which was completed on December 30, 1998.


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This release contains certain forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements to be subject to the safe harbor created by that provision. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals and objectives. Our actual results may differ materially from these statements. Although we believe the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our Company or by any person that the future events, plans or expectations contemplated by our Company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.


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
SELECTED FINANCIAL CONDITION DATA             At December 31,
                                          ----------------------
                                            2003          2002          % change
                                          --------      --------        --------

Total assets                              $107,011      $110,551            (3%)
Cash and cash equivalents                    8,936        12,861           (31%)
Securities available for sale               27,126         1,439            n/m
Securities held to maturity                     --        17,822          (100%)
Loans, net                                  58,024        62,565            (7%)
Allowance for loan losses                      415           361            15%
Nonperforming assets                           934           783            19%
Real estate owned                              184            --            n/m
Deposits                                    73,358        74,690            (2%)
Federal Home Loan Bank advances              7,500        11,430           (34%)
Loan payable                                    --         4,900          (100%)
Trust preferred obligations                  5,155            --            n/m
Total shareholders' equity                  19,856        17,583            13%




SUMMARY OF EARNINGS                                            Quarter ended             Year ended
(in thousands, except per share data)                           December 31,             December 31,
                                                           --------------------      --------------------
                                                            2003          2002        2003          2002
                                                           -------      -------      -------      -------

Total interest income                                      $ 1,167      $ 1,640      $ 5,435      $ 7,067
Total interest expense                                       1,790          744        3,521        3,462
                                                           -------      -------      -------      -------
   Net interest income                                        (623)         896        1,914        3,605
Provision for loan losses                                       19           14          102           19
                                                           -------      -------      -------      -------
   Net interest income after provision for loan losses        (642)         882        1,812        3,586
Noninterest income
   Net gain on sale of securities                               41            5           42           16
   Other                                                       187          226          888          599
                                                           -------      -------      -------      -------
      Total noninterest income                                 228          231          930          615
Noninterest expense                                          1,446          823        6,104        3,214
                                                           -------      -------      -------      -------
Income (loss) before income taxes                           (1,860)         290       (3,362)         987
Income tax expense (benefit)                                  (591)          79         (988)         313
                                                           -------      -------      -------      -------
      Net income (loss)                                    $(1,269)     $   216      $(2,374)     $   674
                                                           =======      =======      =======      =======
Basic earnings (loss) per share                            $ (0.64)     $  0.14      $ (1.31)     $  0.44
Diluted earnings (loss) per share                            (0.62)        0.14        (1.28)        0.43



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
SELECTED FINANCIAL RATIOS AND OTHER DATA                           At or for the year ended
(in thousands, except per share data)                                    December 31,
                                                                  --------------------------
                                                                    2003              2002
                                                                  --------          --------
Performance Ratios:
Return on average assets                                            (2.19%)            0.58%
Return on average equity                                           (12.34%)            3.76%
Average yield on interest-earnings assets                             5.62%            6.98%
Average rate paid on interest-bearing liabilities                     2.63%            3.63%
Average interest rate spread                                          2.99%            3.35%
Net interest margin, fully taxable equivalent                         3.28%            3.56%
Interest-earning assets to interest-bearing liabilities             113.38%          106.09%
Efficiency ratio                                                    217.84%           76.45%
Non-interest expense to average assets                                5.63%            2.85%
Dividend payout ratio                                                   n/m           83.72%

Capital Ratios:
Equity to total assets at end of period                              18.56%           15.90%
Average equity to average assets                                     17.76%           15.54%
Tangible capital ratio                                               13.90%           18.90%
Core capital ratio                                                   13.90%           18.90%
Risk-based capital ratio                                             21.60%           38.60%

Asset Quality Ratios:
Nonperforming loans to total loans                                    1.28%            1.25%
Nonperforming assets to total assets                                  0.87%            0.71%
Allowance for loan losses tototal loans                               0.72%            0.57%
Allowance for loan losses to nonperforming loans                     56.01%           46.10%
Net charge-offs to average loans                                      0.09%            0.05%

Per Share Data:
Dividends declared                                                   $ 0.36          $  0.36
Tangible book value per share at end of period                         9.81            10.68




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n/m - not meaningful